Exhibit 99.1

Zoës Kitchen Announces Second Quarter 2017 Results

PLANO, TX - (BUSINESS WIRE) - August 17, 2017 - Zoe's Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE: ZOES) today reported financial results for the twelve and twenty-eight weeks July 10, 2017.

Highlights for the twelve weeks ended July 10, 2017, as compared to the twelve weeks ended July 11, 2016:

•	Total revenue increased 12.1% to $74.3 million.

•	Comparable restaurant sales decreased 3.8%.

•	13 new Company-owned restaurants opened.

•	Income from operations decreased 60.9% to $1.1 million.

•	Restaurant contribution* decreased 1.6% to $14.1 million, or 19.0% of restaurant sales.

•	Net income was $0.6 million, or $0.03 per basic and diluted share, compared to net income of $1.2 million, or $0.06 per basic and diluted share.

•	Adjusted EBITDA* decreased 1.2% to $7.1 million.

•	Adjusted net income* was $0.1 million, or $0.00 per diluted share, compared to adjusted net income of $1.2 million, or $0.06 per diluted share.

Highlights for the twenty-eight weeks ended July 10, 2017, as compared to the twenty-eight weeks ended July 11, 2016:

•	Total revenue increased 12.4% to $164.9 million.

•	Comparable restaurant sales decreased 3.6%.

•	23 new Company-owned restaurants opened.

•	Income from operations decreased 50.2% to $2.8 million.

•	Restaurant contribution* increased 0.3% to $32.1 million, or 19.5% of restaurant sales.

•	Net income was $0.6 million, or $0.03 per basic and diluted share, compared to net income of $2.6 million, or $0.13 per basic and diluted share.

•	Adjusted EBITDA* decreased 2.0% to $15.2 million.

•	Adjusted net income* was $0.3 million, or $0.02 per diluted share, compared to adjusted net income of $2.3 million, or $0.12 per diluted share.

(*) Restaurant contribution, EBITDA, adjusted EBITDA, and adjusted net income are non-GAAP measures. For reconciliations of restaurant contribution to income from operations; EBITDA, adjusted EBITDA and adjusted net income to GAAP net income; and why the Company considers these non-GAAP measures useful, see the reconciliation of non-GAAP measures accompanying this release.

Kevin Miles, President and Chief Executive Officer of Zoës Kitchen, commented, “Results in the second quarter remained challenged, however, based on improved quarter-to-date trends, we believe we are still on track to meet our full year guidance.  In the first half of this year, we made meaningful progress on multiple strategic initiatives.  We are excited with the launch and early results of all of our new menu items, featuring better for you ingredients and bold new flavor profiles, which are designed to extend our leadership position in the Mediterranean restaurant segment.  In early August, we launched our re-platformed website and by the end of Q3, we expect to launch our new mobile app and loyalty programs.  These tools, along with the infrastructure initiatives completed earlier this year, set the stage for us to drive results in the back half of this year and provide the platform for future growth.

Mr. Miles added, “Our development plan for 2017 remains on track for 38-40 new restaurants. In 2018, we expect to moderate new unit growth with a plan to open 25-30 new restaurants.  While new units continue to open at or above expectations, we want to focus on building brand awareness and sales in our current markets.  Our differentiated brand has proven to resonate with guests, and we are confident with our long runway for growth."

Second Quarter 2017 Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 12.1% to $74.3 million in the twelve weeks ended July 10, 2017, from $66.3 million in the twelve weeks ended July 11, 2016. Restaurant sales for the twelve weeks ended July 10, 2017 were $74.3 million, an increase of 12.1% from $66.2 million in the twelve weeks ended July 11, 2016.

Comparable restaurant sales decreased 3.8% during the twelve weeks ended July 10, 2017, consisting of a 5.0% decrease in transactions and product mix offset by a 1.2% increase in price. The comparable restaurant base includes those restaurants open for eighteen full periods or longer and included 169 restaurants as of July 10, 2017.

Restaurant contribution decreased 1.6% to $14.1 million in the twelve weeks ended July 10, 2017, from $14.3 million in the twelve weeks ended July 11, 2016. As a percentage of restaurant sales, restaurant contribution margin decreased 2.6% to 19.0% as increases in labor and store operating expense rates were partially offset by lower cost of goods rates.

The increase in labor and store operating expense rates was driven by the dilutive effect on margins from our newest restaurants, which, on average, initially operate at less than system-wide average sales volumes and incur some inefficiencies for a short period of time. In addition, labor rates increased from hourly wage rate inflation while store operating expense rates increased due to investments in store technology and marketing.

Net income for the twelve weeks ended July 10, 2017 was $0.6 million, or $0.03 per diluted share, compared to net income of $1.2 million, or $0.06 per diluted share, for the twelve weeks ended July 11, 2016. Adjusted net income was $0.1 million, or $0.0 per diluted share, for the twelve weeks ended July 10, 2017, compared to adjusted net income of $1.2 million, or $0.06 per diluted share, for the twelve weeks ended July 11, 2016.

2017 Fiscal Year Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 12.4% to $164.9 million in the twenty-eight weeks ended July 10, 2017, from $146.7 million in the twenty-eight weeks ended July 11, 2016. Restaurant sales for the twenty-eight weeks ended July 10, 2017 were $164.8 million, an increase of 12.4% from $146.6 million in the twenty-eight weeks ended July 11, 2016.

Comparable restaurant sales decreased 3.6% during the twenty-eight weeks ended July 10, 2017, consisting of a 4.8% decrease in transactions and product mix offset by a 1.2% increase in price. The comparable restaurant base includes those restaurants open for eighteen full periods or longer and included 169 restaurants as of July 10, 2017.

Restaurant contribution increased 0.3% to $32.1 million in the twenty-eight weeks ended July 10, 2017, from $32.0 million in the twenty-eight weeks ended July 11, 2016. As a percentage of restaurant sales, restaurant contribution margin decreased 2.4% basis points to 19.5% as increases in labor and store operating expense rates were partially offset by lower cost of goods rates.

The increase in labor and store operating expense rates was driven by the dilutive effect on margins from our newest restaurants, which, on average, initially operate at less than system-wide average sales volumes and incur some inefficiencies for a short period of time. In addition, labor rates increased from hourly wage rate inflation while store operating expense rates increased due to investments in store technology and marketing.

Net income for the twenty-eight weeks ended July 10, 2017 was $0.6 million, or $0.03 per diluted share, compared to net income of $2.6 million, or $0.13 per diluted share, for the twenty-eight weeks ended July 11, 2016. Adjusted net income was $0.3 million, or $0.02 per diluted share, for the twenty-eight weeks ended July 10, 2017, compared to adjusted net income of $2.3 million, or $0.12 per diluted share, for the twenty-eight weeks ended July 11, 2016.

Development
The Company opened 13 new Company-owned restaurants during the twelve weeks ended July 10, 2017. As of July 10, 2017, there were 224 Company-owned restaurants and three franchised restaurants. As of August 17, 2017, the Company has opened five additional restaurants, bringing the total restaurant count to 232.

FY 2017 Outlook
For the fiscal year ending December 25, 2017, the Company is confirming its outlook:

•	Total revenue between $314.0 million and $322.0 million (unchanged from previous guidance).

•	Comparable restaurant sales of flat to negative 3.0% (unchanged from previous guidance).

•	38 to 40 Company-owned restaurant openings (unchanged from previous guidance).

•	Restaurant contribution margin between 18.3% and 19.0% (unchanged from previous guidance).

•	General and administrative expenses between 10.7% and 10.9% of total revenue, inclusive of $3.2 million of non-cash equity based compensation expense (unchanged from previous guidance).

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its second quarter 2017 financial results today at 4:30 PM Eastern Time. Hosting the conference call will be Kevin Miles, President and Chief Executive Officer, and Sunil Doshi, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available afterwards and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 13668129. The replay will be available until Thursday, August 24, 2017.

The conference call will also be webcast live from the Company’s corporate website at www.zoeskitchen.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

Definitions
The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales comparisons for the comparable Company-owned restaurant base. A restaurant becomes comparable in its 18th full fiscal period of operation. The Company presents comparable restaurant sales on a fiscal calendar basis.  As a result, our comparable restaurant sales calculation may not correspond exactly to the related calendar periods.

Restaurant contribution, a non-GAAP measure, is defined as restaurant sales less restaurant operating costs, which are cost of sales, labor, and store operating expenses. Restaurant contribution margin is restaurant contribution as a percentage of restaurant sales.

EBITDA, a non-GAAP measure, is defined as net income before interest, income taxes and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, is defined as EBITDA plus loss from disposal of equipment and pre-opening costs.

Adjusted net income, a non-GAAP measure, is defined as net income plus the provision for income taxes; less an estimated tax rate of 38%.

Our first fiscal quarter consists of sixteen weeks and each of our second, third and fourth fiscal quarters consists of twelve weeks, except for a fifty-three week year when the fourth quarter has thirteen weeks.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast-casual restaurant group serving a distinct menu of fresh, wholesome, made-from-scratch, Mediterranean-inspired dishes delivered with warm hospitality. With no microwaves, or fryers, grilling is the predominate method of cooking along with an abundance of fresh fruits and vegetables, fresh herbs, olive oil and lean proteins. With 232 locations in 20 states across the United States, Zoës Kitchen delivers goodness to its guests by sharing simple, tasty and fresh Mediterranean meals that inspire guests to lead a balanced lifestyle and feel their best from the inside out. For more information, please visit www.zoeskitchen.com, Facebook, Instagram, Twitter or follow #LiveMed.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential,"

"project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.zoeskitchen.com or upon request from Zoës Kitchen.

We caution you that the important factors referenced in our SEC filings may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement its unaudited condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: restaurant contribution, EBITDA, adjusted EBITDA, and adjusted net income (collectively, the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 10, 2017	July 11, 2016	July 10, 2017	July 11, 2016
Revenue:
Restaurant sales	$74,261	$66,222	$164,765	$146,570
Royalty fees	44	51	101	114
Total revenue	74,305	66,273	164,866	146,684
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	21,791	19,995	48,287	43,984
Labor	22,113	18,810	49,065	42,109
Store operating expenses	16,242	13,075	35,291	28,448
General and administrative expenses	7,124	7,270	17,109	16,715
Depreciation	4,161	3,292	9,213	7,284
Amortization	350	373	839	873
Pre-opening costs	679	552	1,246	1,292
Loss from disposal of equipment	748	100	1,007	337
Total operating expenses	73,208	63,467	162,057	141,042
Income from operations	1,097	2,806	2,809	5,642
Other income and expenses:
Interest expense, net	1,018	861	2,386	1,983
Other income	(20)	(20)	(49)	(47)
Total other income and expenses	998	841	2,337	1,936
Income before provision for income taxes	99	1,965	472	3,706
Provision (benefit) for income taxes	(480)	764	(126)	1,109
Net income	$579	$1,201	$598	$2,597

Earnings per share:
Basic	$0.03	$0.06	$0.03	$0.13
Diluted	$0.03	$0.06	$0.03	$0.13
Weighted average shares of common stock outstanding:
Basic	19,488,851	19,436,315	19,479,293	19,413,132
Diluted	19,493,514	19,631,272	19,513,743	19,595,542

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
Margin Analysis

The following table sets forth the percentage relationship to total revenue, except where otherwise indicated, for certain items included in the Company's condensed consolidated statements of operations for the period indicated. The percentages set forth below may not reconcile due to rounding of amounts stated:

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 10, 2017	July 11, 2016	July 10, 2017	July 11, 2016
Revenue:
Restaurant sales	99.9%	99.9%	99.9%	99.9%
Royalty fees	0.1%	0.1%	0.1%	0.1%
Total revenue	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization) (1):
Cost of sales	29.3%	30.2%	29.3%	30.0%
Labor	29.8%	28.4%	29.8%	28.7%
Store operating expenses	21.9%	19.7%	21.4%	19.4%
General and administrative expenses	9.6%	11.0%	10.4%	11.4%
Depreciation	5.6%	5.0%	5.6%	5.0%
Amortization	0.5%	0.6%	0.5%	0.6%
Pre-opening costs	0.9%	0.8%	0.8%	0.9%
Loss from disposal of equipment	1.0%	0.2%	0.6%	0.2%
Total operating expenses	98.5%	95.8%	98.3%	96.2%
Income from operations	1.5%	4.2%	1.7%	3.8%
Other income and expenses:
Interest expense, net	1.4%	1.3%	1.4%	1.4%
Other income	(0.0)%	(0.0)%	(0.0)%	(0.0)%
Total other income and expenses	1.3%	1.3%	1.4%	1.3%
Income before provision for income taxes	0.1%	3.0%	0.3%	2.5%
Provision (benefit) for income taxes	(0.6)%	1.2%	(0.1)%	0.8%
Net income	0.8%	1.8%	0.4%	1.8%

(1) As a percentage of restaurant sales.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Condensed Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant count data)

	As of
	July 10, 2017	December 26, 2016
Selected Balance Sheet Data:
Cash and cash equivalents	$4,549	$5,493
Total assets	238,886	215,219
Total debt (1)	42,446	29,913
Total liabilities	106,626	85,253
Total stockholders' equity	132,260	129,966

(1) Includes $32.4 million and $29.8 million of deemed landlord financing as of July 10, 2017 and December 26, 2016, respectively.

	Quarter Ended
	July 10, 2017	April 17, 2017	December 26, 2016	October 3, 2016	July 11, 2016
Selected Operating Data:
Company-owned restaurants at end of period	224	211	201	194	183
Franchise-owned restaurants at end of period	3	3	3	3	3
Company-owned:
Comparable restaurant sales	(3.8)%	(3.3)%	0.7%	2.4%	4.0%
Units in the comparable base	169	161	150	143	134

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Income from Operations to Restaurant Contribution (non-GAAP presentation)
(in thousands)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 10, 2017	July 11, 2016	July 10, 2017	July 11, 2016

Restaurant Contribution:
Income from operations	$1,097	$2,806	$2,809	$5,642
Less:
Royalty fees	44	51	101	114
Add:
General and administrative expenses	7,124	7,270	17,109	16,715
Depreciation and amortization	4,511	3,665	10,052	8,157
Pre-opening costs(1)	679	552	1,246	1,292
Loss from disposal of equipment	748	100	1,007	337
Restaurant Contribution	$14,115	$14,342	$32,122	$32,029

Total revenue	$74,305	$66,273	$164,866	$146,684
Less: Royalty fees	44	51	101	114
Restaurant sales	$74,261	$66,222	$164,765	$146,570

Restaurant contribution margin	19.0%	21.7%	19.5%	21.9%

(1) Represent expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income to Adjusted EBITDA (non-GAAP presentation)
(in thousands)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 10, 2017	July 11, 2016	July 10, 2017	July 11, 2016

Adjusted EBITDA:
Net income, as reported	$579	$1,201	$598	$2,597
Depreciation and amortization	4,511	3,665	10,052	8,157
Interest expense, net	1,018	861	2,386	1,983
Provision (benefit) for income taxes	(480)	764	(126)	1,109
EBITDA	5,628	6,491	12,910	13,846
Pre-opening costs(1)	679	552	1,246	1,292
Loss from disposal of equipment	748	100	1,007	337
Adjusted EBITDA	$7,055	$7,143	$15,163	$15,475

(1) Represents expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income to Adjusted Net Income (non-GAAP presentation)
(in thousands, except share and per share data)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 10, 2017	July 11, 2016	July 10, 2017	July 11, 2016

Adjusted net income:
Net income, as reported	$579	$1,201	$598	$2,597
Provision (benefit) for income taxes (1)	(480)	764	(126)	1,109
Pre-tax Adjusted net income	99	1,965	472	3,706
Estimated tax provision (1)	38	747	179	1,408
Adjusted net income	$61	$1,218	$293	$2,298

Adjusted net income per share:
Basic	$0.00	$0.06	$0.02	$0.12
Diluted	$0.00	$0.06	$0.02	$0.12
Weighted average shares of common stock outstanding:
Basic	19,488,851	19,436,315	19,479,293	19,413,132
Diluted	19,493,514	19,631,272	19,513,743	19,595,542

(1) For comparability, the provision for income taxes is added back to arrive at pre-tax adjusted net income; then, an estimated 38% tax rate is applied to arrive at adjusted net income.